Exhibit 99.1

PRESS RELEASE FOR IMMEDIATE RELEASE	August 7, 2024

BUTLER NATIONAL APPOINTS USAF-RETIRED LT. GENERAL MICHAEL LOH TO BOARD OF DIRECTORS

New Century, Kansas, August 7, 2024 - Butler National Corporation (OTCQX: BUKS), a leader in the growing global market for specialized aircraft structural modification, maintenance, repair and overhaul (MRO) and a recognized provider of gaming management services, announces that Lieutenant General (Ret) Michael Loh will join the Butler National Corporation Board of Directors.

“We are very pleased that retired Lieutenant General Loh joined the Butler National Board of Directors and equally appreciative of Aric Peters for stepping down from the Board to make available the opportunity for Lt. Gen. Loh,” commented Christopher Reedy, President and CEO of Butler National Corporation.

Lt. Gen. Loh is the retired Director of the U.S. Air National Guard. In his last role, Lt. Gen. Loh was responsible for formulating, developing and coordinating all policies, plans and programs affecting 108,400 Air National Guard Airmen and civilians across 90 wings and 180 installations in 159 communities throughout the 50 states, the District of Columbia, Puerto Rico, Guam and the Virgin Islands. He managed a $14 billion annual budget and was responsible for setting strategic objectives and direction of the Air National Guard.

Retired Lt. Gen. Loh is a 1984 graduate of the U.S. Air Force Academy and served over 40 years in the U.S. Air Force. Previously, he was the Adjutant General and Executive Director of the Department of Military and Veteran Affairs for the State of Colorado. Lt. Gen. Loh has held command, staff and supervisory positions. He has deployed multiple times to both the Paciﬁc and Central Command regions and commanded combat operations during operations Iraqi Freedom and Provide Comfort II. Lt. Gen. Loh is a command pilot with more than 3.200 military and 5,700 civilian flying hours primarily in the F-16 and Boeing 777 respectively. Lt. Gen Loh’s time includes over 125 combat flight hours in the F-16C. He has flown the F-16 , B-2, C-17, C-130, KC-46, KC-135, Boeing 727, 737, 747, and 777 and T-37, T-38 and T-38 aircraft.

“I look forward to the opportunity to help Butler National Corporation grow and share my unique experiences. I believe it is an exciting time to join the Butler team, and I am excited to contribute in the aviation segment, an area that I have great passion,” commented Lt. Gen. Loh.

Mr. Aric Peters, VP and Director of Sales, added, “I look forward to working with Lt. Gen. Loh to expand sales opportunities, particularly with Special Mission Modifications.”

“I am very appreciative of the contributions Aric has made both as a Board member and as VP and Director of Sales for the Corporation. I know the Board will continue to appreciate his input for the growing Aviation Segment. The opportunity to acquire truly knowledgeable and experienced people like Lt. Gen Loh for a Board position is extremely rare. I am very excited about the potential contributions of retired Lt. Gen Loh with his knowledge, experience and contacts. I am also appreciative of the pilot perspective he shares,” added Mr. Reedy.

More About Butler National Corporation

Butler National Corporation, a 50-year old public stock company, operates in the Aerospace and Professional Services business segments. The Aerospace Products segment includes the manufacture, sale and service of electronic equipment and modifications to aircraft structures and electrical systems to support special mission and commercial aviation operations. Additionally, we operate two Federal Aviation Administration ("FAA") Repair Stations. Butler National companies, Avcon Industries, Inc. and Butler Avionics, Inc. concentrate on enhancements to Learjet, Beechcraft King Air, Cessna Caravan, Gulfstream, and other turbine powered aircraft. Butler National-Tempe designs and manufactures robust electronic controls and cabling.

The Professional Services segment includes the management of a gaming and the related dining and entertainment facility in Dodge City, Kansas. Boot Hill Casino and Resort features approximately 500 slot machines, 16 table games and a DraftKings branded sportsbook.

See our website: www.butlernational.com

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For investor information, contact:

David Drewitz, Investor Relations

david@creativeoptionscommunications.com

972-814-5723

Or email:

Mackenzie Giller, Operations

Butler National Corporation

mgiller@butlernational.com